                                                                    EXHIBIT 99.1

                                                          GRISTEDE'S FOODS, INC.
--------------------------------------------------------------------------------
Executive Offices                                            823 Eleventh Avenue
                                                         New York, NY 10019-3535
                                                            (Phone) 212-956-5803
                                                              (Fax) 212-247-4509

GRISTEDE'S FOODS, INC                                      FOR IMMEDIATE RELEASE
("GRI" - AMERICAN STOCK EXCHANGE)


             Gristede's announces delay in filing 2003 Annual Report

New York, NY. March 18, 2004: Gristede's Foods, Inc., expects to file its Form 10-K Annual Report for the fiscal year ended November 30, 2003 with the Securities and Exchange Commission ("SEC") prior to March 31, 2004. The Company had previously filed a Form 12b-25 with the SEC which had extended the filing due date until March 16, 2004.

The delay in filing is owing to (i) the Company's efforts to finalize an amendment to its bank credit facility to extend its maturity to March, 2005, provided, among other conditions, that the Company's majority stockholder arranges for a $3.2 million increase in debt subordinated to the banks. This would increase such subordinated debt from $18.3 million to $21.5 million. The majority stockholder has agreed to this; and (ii) to permit the Company's independent auditors to complete their audit examination for the fiscal year ended November 30, 2003.

The Company's agent bank has offered, subject to final credit approval, to increase the Company's revolving line of credit from $17 million to $19.5 million and further extend its maturity to March, 2007, provided, among other conditions, that the Company's majority stockholder arranges for a further $2 million increase in debt subordinated to the banks. This would increase such aggregate subordinated debt to $23.5 million, and would represent a $9.3 million increase in subordinated debt from that outstanding at prior fiscal year end (total subordinated debt at fiscal year end 2002 was $14.2 million). The Company's majority stockholder has agreed to this condition.

As previously disclosed in the Company's Form 12b-25 filed on March 2, 2004, the Company's preliminary results for fiscal 2003 (prior to year end audit adjustments) is a net loss of approximately $12 million on sales of approximately $280 million, versus a net loss of $926,000 on sales of $251 million for fiscal 2002.

The primary reasons for the larger preliminary 2003 net loss are:


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         (i)   During fiscal 2003, the Company entered into an aggregate $3.25 million settlement of litigation with certain delivery workers, payable over 3 years, without interest. Of this settlement amount, $1.3 million has already been reimbursed to the Company by an affiliate, and has been reflected as additional paid-in-capital. Not reflected in the Company's preliminary results for fiscal 2003, is the Company's attempted recovery of a $400,000 security bond posted by one of the defendants in the litigation. Any recoveries from the bond shall be solely for the Company's benefit, and shall be used to prepay the Company's remaining obligations under the settlement.

         (ii) The Company was not successful in its attempts to acquire Kings Super Markets. In connection therewith, the Company recorded charges to operations totaling approximately $1.4 million.

         (iii) During 2003, approximately $1.6 million owed the Company by a supermarket affiliate, was paid in full by the affiliates' parent pursuant to its prior guarantee. However, since the full payment was not received from an unrelated third party, but from another affiliate, under current accounting regulations it was required to be recorded as a bad debt expense of the Company, offset by an equal contribution to additional paid-in-capital.

         (iv) During the period 4th quarter fiscal 2002 through 2nd quarter fiscal 2003, the Company opened 7 new stores (and closed 2 stores). The new store expansion program significantly lowered earnings and EBITDA for fiscal 2003 through a combination of higher labor costs, promotional pricing reductions of gross margins, and higher advertising, depreciation, interest and rent expense. The Company uses the term "EBITDA" to mean net income before income taxes, interest expense, depreciation, amortization, and changes in deferred rent and other non-cash charges. EBITDA is a term not defined under United States generally accepted accounting principles, but is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company's method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies. (See reconciliation of EBITDA to net income in the table set forth below).

               New stores incur significantly higher promotional pricing (than remodeled stores) in their initial start-up phase. The negative EBITDA impact of the seven stores during fiscal 2003 was approximately $3,500,000. Additionally, the two stores closed in fiscal 2003 had a negative EBITDA impact of approximately $200,000. The Company's preliminary EBITDA for fiscal 2003 (subject to year end audit adjustments) is $8,621,000 versus EBITDA of $10,873,000 in fiscal 2002.


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Reconciliation of EBITDA to net income ($000):
Preliminary (subject to year end audit adjustments)

                                                         Fiscal 2003               Fiscal 2002
                                                         -------------------------------------
Net income (loss)                                          $(11,512)                  $  (926)
Interest expense                                              3,104                     2,967
Income tax expense                                                0                        40
Depreciation, amortization &
   changes in deferred rent                                  10,725                     8,792
Other non-cash charges:
   affiliate bad debt expense                                 1,639                         0
   litigation settlement                                      3,250                         0
   write-off Kings acquisition costs                          1,415                         0

EBITDA                                                        8,621                    10,873
---------------------------------------------------------------------------------------------------


Other Selected Financial Data ($000):
Preliminary (subject to year end audit adjustments)

Total sales                                                $279,687                  $250,733
Total subordinated debt                                      21,508                    14,200


Finally, Gristede's is in the process of finalizing its insurance claim for perished inventories and related losses suffered in the August 14, 2003 "Northeast blackout". The Company previously filed preliminary insurance claims for approximately $6 million, and anticipates final settlement of its claim within the next 90-120 days. The Company has already received $1 million towards such claim.




For further information, please contact Mr. John Catsimatidis, Chairman & CEO, Gristede's Foods, Inc., at 212-956-5803


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